Gladstone Commercial Corporation Reports Results for the Second Quarter Ended June 30, 2020

Please note that the limited information that follows in this press release is not adequate to make an informed investment judgment.

MCLEAN, Va., July 27, 2020 (GLOBE NEWSWIRE) -- Gladstone Commercial Corporation (Nasdaq: GOOD) ("Gladstone Commercial") today reported financial results for the second quarter ended June 30, 2020. A description of funds from operations, or FFO, and Core FFO, both non-GAAP (generally accepted accounting principles in the United States) financial measures, are located at the end of this press release. All per share references are to fully-diluted weighted average shares of common stock and Non-controlling OP Units, unless otherwise noted. For further detail, please also refer to both Gladstone Commercial's quarterly financial supplement and Quarterly Report on Form 10-Q, each of which are available on the Investor Relations section of our website at www.GladstoneCommercial.com.
Summary Information (dollars in thousands, except share and per share data):

	As of and for the three months ended
	June 30, 2020		March 31, 2020	$ Change	% Change
Operating Data:
Total operating revenue	$33,525		$33,619	$(94)	(0.3)%
Total operating expenses	(25,853)	(1)	(24,092)	(1,761)	7.3%
Other expense, net	(6,707)		(7,269)	562	(7.7)%
Net income	$965		$2,258	$(1,293)	(57.3)%
Less: Dividends attributable to preferred stock	(2,688)		(2,678)	(10)	0.4%
Less: Dividends attributable to senior common stock	(204)		(208)	4	(1.9)%
Net loss attributable to common stockholders and Non-controlling OP Unitholders	$(1,927)		$(628)	$(1,299)	206.8%
Add: Real estate depreciation and amortization	14,182		14,096	86	0.6%
Add: Impairment charge	1,721		—	1,721	100.0%
Add: Loss on sale of real estate	—		12	(12)	100.0%
Funds from operations available to common stockholders and Non-controlling OP Unitholders - basic	$13,976		$13,480	$496	3.7%
Add: Convertible senior common distributions	204		208	(4)	(1.9)%
Funds from operations available to common stockholders and Non-controlling OP Unitholders - diluted	$14,180		$13,688	$492	3.6%

Funds from operations available to common stockholders and Non-controlling OP Unitholders - basic	13,976		13,480	496	3.7%
Add: Acquisition related expenses	8		7	1	14.3%
Add: PACE financing amortization, net	—		31	(31)	(100.0)%
Add: Asset retirement obligation expense	31		41	(10)	(24.4)%
Core funds from operations available to common stockholders and Non-controlling OP Unitholders - basic	$14,015		$13,559	$456	3.4%
Add: Convertible senior common distributions	204		208	(4)	(1.9)%
Core funds from operations available to common stockholders and Non-controlling OP Unitholders - diluted	$14,219		$13,767	$452	3.3%

Share and Per Share Data:

Net loss attributable to common stockholders and Non-controlling OP Unitholders - basic and diluted	(0.06)		(0.02)	(0.04)	200.0%
FFO available to common stockholders and Non-controlling OP Unitholders - basic	0.41		0.39	0.02	5.1%
FFO available to common stockholders and Non-controlling OP Unitholders - diluted	0.40		0.39	0.01	2.6%
Core FFO available to common stockholders and Non-controlling OP Unitholders - basic	0.41		0.40	0.01	2.5%
Core FFO available to common stockholders and Non-controlling OP Unitholders - diluted	0.41		0.40	0.01	2.5%
Weighted average shares of common stock and Non-controlling OP Units outstanding - basic	34,442,859		34,136,179	306,680	0.9%
Weighted average shares of common stock and Non-controlling OP Units outstanding - diluted	35,092,914		34,791,121	301,793	0.9%
Cash dividends declared per common share and Non-controlling OP Unit	$0.37545		$0.37545	$—	—%

Financial Position
Real estate, before accumulated depreciation	$1,124,478	(2)	$1,123,644	$834	0.1%
Total assets	$1,086,051		$1,098,825	$(12,774)	(1.2)%
Mortgage notes payable, net, borrowings under revolver, net and borrowings under term loan, net	$666,883		$666,194	$689	0.1%
Total equity and mezzanine equity	$362,773		$375,657	$(12,884)	(3.4)%
Properties owned	122	(2)	122	—	—%
Square feet owned	15,067,996	(2)	15,067,996	—	—%
Square feet leased	95.5%		96.6%	(1.1)%	(1.1)%

(1)	Includes a $1.7 million impairment charge recognized on one property during the three months ended June 30, 2020.

(2)	Includes two properties classified as held for sale of $18.2 million and 372,448 square feet.
Second Quarter Activity:
• Collected 98% of cash rents owed during the second quarter: We collected 98% of cash rents due during April, May and June during the COVID-19 global pandemic; (remaining 2% of cash rents were rent deferrals to be paid in full no later than March 2021);
• Renewed leases: Renewed four leases totaling 113,000 square feet with remaining lease terms ranging from 1.3 to 11.6 years;
• Leased vacant space: Leased 17,000 vacant square feet to our anchor tenant in one of our Columbus, Ohio properties;
• Repaid debt: Repaid $5.9 million in fixed rate mortgage debt with an interest rate of 6.00% and repaid $12.1 million of variable rate mortgage debt at a weighted average rate of LIBOR plus 2.25%;
• Issued common stock under ATM program: Issued 25,800 shares for net proceeds of $0.5 million;
• Issued Series E Preferred Stock under ATM program: Issued 86,600 shares for net proceeds of $1.9 million; and
• Paid distributions: Paid monthly cash distributions for the quarter totaling $0.37545 per share on our common stock, $0.4374999 per share on our Series D Preferred Stock, $0.414063 per share on our Series E Preferred Stock, and $0.2625 per share on our senior common stock.
Second Quarter 2020 Results: Core FFO available to common shareholders and Non-controlling OP Unitholders for the three months ended June 30, 2020, was $14.2 million, or $0.41 per share, a 3.3% increase when compared to the three months ended March 31, 2020. Core FFO increased primarily due to a decrease in interest expense from the debt repaid during Q2 2020 as well as a decrease in the LIBOR rate. This was partially offset by a decrease in rental income from properties that went vacant after Q1 2020.
Net loss attributable to common stockholders and Non-controlling OP Unitholders for the three months ended June 30, 2020 and the three months ended March 31, 2020, was $1.9 million and $0.6 million, or $(0.06) and $(0.02) per share, respectively. A reconciliation of Core FFO to net loss for the three months ended June 30, 2020 and March 31, 2020, which we believe is the most directly comparable GAAP measure to Core FFO, and a computation of basic and diluted Core FFO per weighted average share of common stock and Non-controlling OP Unit and basic and diluted net loss per weighted average share of common stock and Non-controlling OP Unit is set forth in the Summary Information table above.
Subsequent to the end of the quarter:
• Collected 99% of July cash rent: Collected 99% of July cash rent owed;

• Renewed leases: Renewed the lease in our Richmond, Virginia building for an additional six years, with a new lease expiration date of September 30, 2026;
• Sold properties: Sold our Maple Heights, Ohio property as part of our capital recycling strategy for $11.4 million, resulting in a net gain of $1.2 million;
• Repaid debt: Repaid the $4.0 million variable rate debt on our Maple Heights, Ohio property;
• Issued common stock under ATM program: Issued 85,000 shares for net proceeds of $1.6 million;
• Issued Series E Preferred Stock under ATM program: Issued 67,200 shares for net proceeds of $1.5 million; and
• Declared distributions: Declared monthly cash distributions for July, August and September 2020 totaling $0.37545 per share on our common stock, $0.4374999 per share on our Series D Preferred Stock, $0.414063 per share on our Series E Preferred Stock, $0.375 per share on our Series F Preferred Stock, and $0.2625 per share on our senior common stock.
Comments from Gladstone Commercial’s President, Bob Cutlip: "Our financial results reflect consistent performance and stabilized revenues from our tremendous same store property occupancy, rent collection and growth, accretive real estate investments made during 2019 and the first half 2020, and our ability to renew tenants as well as our deleveraging and capital recycling programs. We had an outstanding start to 2020, by investing $71.7 million in five industrial assets in our target markets at accretive cap rates, building off the momentum of the fourth quarter 2019 where we invested $62.4 million in nine industrial assets. We have continued our capital recycling program, whereby we have sold non-core assets and used the proceeds to de-lever our portfolio as well as acquire properties in our target growth markets. We have successfully exited two non-core assets so far during 2020, recognizing a net capital gain of $1.2 million. We will continue to opportunistically sell non-core assets and redeploy the proceeds into stronger target growth markets. While we expect to face challenges due to the COVID-19 pandemic, we feel strongly about the depth of our tenant credit underwriting. We have collected over 98% of second quarter cash rents and 99% of July cash rents. We anticipate our tenants will successfully navigate the current economic climate and will be able to continue operating successfully when operating restrictions are lifted and economic normalcy improves. We are in good standing on our Credit Facility and expect to continue to have access to the debt and equity markets, as necessary, for added liquidity. We are extremely pleased with our solid performance over the last several years. We believe our same store rents, which have increased by 2% annually in recent years, should be stable and rising as we continue our growth. We will continue to primarily focus on investing in our target markets with an emphasis on industrial properties and actively managing our portfolio. We are looking forward to continued growth and success for our shareholders."
Conference Call: Gladstone Commercial will hold a conference call on Tuesday July 28, 2020, at 8:30 a.m. EDT to discuss its earnings results. Please call (833) 519-1257 and enter conference number 5688933 to enter the conference call. An operator will monitor the call and set a queue for questions. A conference call replay will be available beginning one hour after the call and will be accessible through August 4, 2020. To hear the replay, please dial (855) 859-2056 and use playback conference number 5688933. The live audio broadcast of the quarterly conference call will also be available on our website, www.GladstoneCommercial.com, and will also be archived and available for replay through September 28, 2020.
About Gladstone Commercial: Gladstone Commercial Corporation is a real estate investment trust focused on acquiring, owning, and operating net leased industrial and office properties across the United States. Including payments through June 2020, Gladstone Commercial has paid 186 consecutive monthly cash distributions on its common stock. Prior to paying distributions on a monthly basis, Gladstone Commercial paid five consecutive quarterly cash distributions. The company has also paid 50 consecutive monthly cash distributions on its Series D Preferred Stock and nine consecutive monthly cash distributions on its Series E Preferred Stock. Gladstone Commercial has never skipped, reduced or deferred a distribution since its inception in 2003. Further information can be found at www.GladstoneCommercial.com.
About the Gladstone Companies: Information on the business activities of the Gladstone family of funds can be found at www.gladstonecompanies.com.
Investor Relations: For Investor Relations inquiries related to any of the monthly distribution-paying Gladstone family of funds, please visit www.gladstonecompanies.com.
Non-GAAP Financial Measures:
FFO: The National Association of Real Estate Investment Trusts (“NAREIT”) developed FFO as a relative non-GAAP supplemental measure of operating performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP. FFO, as defined by NAREIT, is net income (computed in accordance with GAAP), excluding gains (or losses) from sales of property and impairment losses on property, plus depreciation and amortization of real estate assets, and after adjustments for unconsolidated partnerships and joint ventures. FFO does not represent cash flows from operating activities determined in accordance with GAAP and should not be considered an alternative to net income as an indication of its performance or to cash flow from operations as a measure of liquidity or ability to make distributions. Gladstone Commercial believes that FFO per share provides investors with an additional context for evaluating its financial performance and as a supplemental measure to compare it to other REITs;

however, comparisons of its FFO to the FFO of other REITs may not necessarily be meaningful due to potential differences in the application of the NAREIT definition used by such other REITs.
Core FFO: Core FFO is FFO adjusted for certain items that are not indicative of the results provided by Gladstone Commercial’s operating portfolio and affect the comparability of the company’s period-over-period performance. These items include the adjustment for gains or losses from early extinguishment of debt and any other non-recurring expense adjustments. Although Gladstone Commercial’s calculation of Core FFO differs from NAREIT’s definition of FFO and may not be comparable to that of other REITs, the company believes it is a meaningful supplemental measure of its operating performance. Accordingly, Core FFO should be considered a supplement to net income computed in accordance with GAAP as a measure of our performance.
Gladstone Commercial’s presentation of FFO, as defined by NAREIT, FFO ad adjusted for comparability, or presentation of Core FFO, does not represent cash flows from operating activities determined in accordance with GAAP and should not be considered an alternative to net income as an indication of its performance or to cash flow from operations as a measure of liquidity or ability to make distributions.
The statements in this press release regarding the forecasted stability of Gladstone Commercial’s income, its ability, plans or prospects to re-lease its unoccupied properties, and grow its portfolio are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements inherently involve certain risks and uncertainties, although they are based on Gladstone Commercial’s current plans that are believed to be reasonable as of the date of this press release. Factors that may cause actual results to differ materially from these forward-looking statements include, but are not limited to, Gladstone Commercial’s ability to raise additional capital; availability and terms of capital and financing, both to fund its operations and to refinance its indebtedness as it matures; downturns in the current economic environment; the performance of its tenants; the impact of competition on its efforts to renew existing leases or re-lease space; and significant changes in interest rates. Additional factors that could cause actual results to differ materially from those stated or implied by its forward-looking statements are disclosed under the caption "Risk Factors" of its Form 10-K for the fiscal year ended December 31, 2019, as filed with the SEC on February 12, 2020, and other reports filed with the SEC. Gladstone Commercial cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Gladstone Commercial undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

CONTACT:

Gladstone Commercial Corporation

+1-703-287-5893